                                                                     EXHIBIT 4.1

[FRONT SIDE]

                      SEE REVERSE FOR IMPORTANT NOTICE ON
                  TRANSFER RESTRICTIONS AND OTHER INFORMATION

   No. [CERTIFICATE NUMBER]                                Shares: [NUMBER]

                                  A REIT, INC.

                    AUTHORIZED COMMON STOCK $0.01 PAR VALUE
                       Incorporated under the laws of the
                                State of Maryland



THIS CERTIFIES that [NAME] is the owner of [NUMBER] fully paid and non-assessable shares of the Common Stock of A REIT, Inc. transferable on the books of the Corporation in person or by a duly authorized Attorney. This Certificate and the shares represented hereby shall be held subject to all of the provisions of the Charter and Bylaws of the Corporation and the amendments thereto.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly Authorized officers this [DATE].

 officers.

 Secretary                                   President


[REVERSE SIDE]

                                IMPORTANT NOTICE

The shares represented by this certificate are subject to restrictions on Beneficial Ownership, Constructive Ownership and Transfer for the purpose, among others, of the Corporation's maintenance of its status as a Real Estate Investment Trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code") and for certain other purposes under the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Subject to certain further restrictions and except as expressly provided in the Corporation's Charter, no Person: (a) may Beneficially Own or Constructively Own shares of the Corporation's Common Stock in excess of 9.9% (in value or number of shares) of the outstanding shares of Common Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit for such Excepted Holder shall be applicable); (b) may Beneficially Own or Constructively Own shares of Capital Stock of the Corporation in excess of 9.9% of the value of the total outstanding shares of Capital Stock of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit for such Excepted Holder shall be applicable); (c) may Beneficially Own or Constructively Own Capital Stock that would result in the Corporation being "closely held" under
Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; (d) other than as provided in the Corporation's Charter, may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons or (e) may Beneficially Own shares of Capital Stock of the Corporation that would result in 25% or more of any class of Capital Stock of the Corporation being Beneficially Owned by one or more ERISA Investors . Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on Transfer or ownership are violated, the shares of Capital Stock of the Corporation represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the board of directors in its sole discretion if the board of directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge directed to the Secretary of the Corporation at its principal office.